Exhibit 5.1

May 1, 2020

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Re: EQT Corporation Post-Effective Amendment to Registration Statement on Form S-8 Filed on May 1, 2020

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with its filing of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (File No. 333-232657) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the 2019 LTIP Shares (as defined below) authorized for issuance under the 2020 LTIP (as defined below).

On May 1, 2020 (the “Effective Date”), Company shareholders approved the EQT Corporation 2020 Long-Term Incentive Plan (the “2020 LTIP”). The total number of shares of common stock of the Company, no par value (the “Common Stock”), authorized for issuance under the 2020 LTIP includes, in addition to 7,200,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares of Common Stock that remained available for issuance under the EQT Corporation 2019 Long-Term Incentive Plan (the “2019 LTIP”) as of the Effective Date and (ii) the undelivered shares subject to outstanding awards under the 2019 LTIP that become available for future awards as provided under the 2020 LTIP. We refer to the shares described in (i) and (ii) as the “2019 LTIP Shares.”

In connection with this opinion letter, we have examined the Post-Effective Amendment and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2020 Plan, (v) the 2019 Plan, and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that any original issuance 2019 LTIP Shares that may be issued pursuant to the 2020 LTIP have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2020 LTIP, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law of 1988, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP